Exhibit 99.1

Microvision Reports Record Quarterly Revenue of $4.7 Million, up 124% over 2004; Company Shows Strong Year over Year Growth in Revenue and Backlog; Significantly Narrows Operating Loss

    BOTHELL, Wash.--(BUSINESS WIRE)--Aug. 9, 2005--Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported financial results for the second quarter and first six months of 2005. The company reported revenue for the three months ended June 30, 2005 of $4.7 million, a record quarter for Microvision and an increase of 124% over the $2.1 million (Microvision only) reported in the same quarter last year. Revenue for the first six months of 2005 was $8.7 million, compared to $4.8 million (Microvision only) for the same period in 2004, an increase of 83%.
    Contract revenue climbed 142% to $3.7 million for second quarter 2005 from $1.5 million (Microvision only) the year before and more than doubled for the first half of 2005 to $7.1 million versus last year's $3.5 million (Microvision only). Product revenue for second quarter 2005 also showed strong growth, increasing 78% from last year to top $1.0 million. Product revenue in second quarter 2005 was comprised of $669,000 from sales of the Nomad system and $374,000 from sales of the Flic bar code scanner. Product revenue for the first six months of 2005 was $1.6 million, a 30% improvement from the same period last year, and was comprised of $878,000 from sales of the Nomad system and $765,000 from sales of the Flic scanner. As of June 30, 2005, backlog totaled $6.8 million, up 51% from last year's backlog of $4.5 million (Microvision only). The backlog for the current quarter was comprised of $5.9 million for development contracts and $900,000 for the Nomad System and Flic scanner, setting the stage for continued growth in product revenue for the third quarter.
    The company reduced its operating loss for both the second quarter and the six months reporting a loss of $5.8 million for second quarter 2005 and $11.4 million for the first six months of 2005, down $2.6 million and $3.5 million (Microvision only), respectively from the same periods last year. The improved operating loss was primarily due to increases in both revenue and gross profitability. Contract gross margin was 55% and 51% for the three months and six months ending June 30, 2005, respectively, compared to 34% and 43% (Microvision only) for the same period last year.

    Consolidated results, including effects of Lumera and other items

    The company reported a consolidated net loss available for common shareholders of $5.0 million or $0.23 per share for second quarter 2005 compared to $8.5 million or $0.40 per share in the same period in 2004. The company reported a consolidated net loss available for common shareholders of $12.1 million or $.57 per share for the first six months of 2005 compared to $15.2 million or $.71 per share for the same period last year. The second quarter net loss includes $1.3 million or $.06 per share in a net non-cash gain relating to the embedded derivative feature and warrants of the $10 million convertible exchangeable notes and a $1.6 million or $.07 per share gain on the sale of Lumera shares. Microvision's share of Lumera's net loss in the second quarter was $934,000 or $.04 per share.
    The company ended the quarter with $2.3 million in cash, cash equivalents and investment securities. Earlier today the company announced that it had raised an additional $5.0 million in new equity capital and converted $5.0 million of its preferred stock to common equity.
    "We achieved solid financial results for the second quarter and first half of 2005," said Microvision CEO Rick Rutkowski. "We posted record revenue in the second quarter and for the first half of 2005, significantly increased our backlog from last year and narrowed our operating loss. Our financial results reflect the record level of contract revenue we have experienced this year as well as solid growth in our product revenue. For the third quarter we are targeting continued growth in product revenue and a strong improvement in overall revenue versus last year's results. We are targeting third quarter 2005 revenue in the range of $4.1 to $4.5 million, up significantly over the $2.7 million in revenue for third quarter 2004. We are targeting continued sequential growth in product revenue for the period. Contract revenue may decline versus the record levels reported in the first two quarters while still showing strong gains versus last year's third quarter. This is in part due to the expected successful completion during the quarter of the first phase development contract with Ethicon. Contract revenue may attain higher levels, if we are successful in one or more current negotiations. However, because we anticipate that certain of these development projects - similar to the arrangement with Ethicon - may include terms that relate to our economic participation in high volume production through royalty and/or supply agreements, we want to ensure that we take the necessary time to structure agreements with the goal of maximizing the long term growth and profitability of the company.
    "We are pleased to have Alexander Tokman join the Microvision team as President and Chief Operating Officer. Alec is an accomplished executive with a strong track record who comes to us from G.E. Healthcare where he has successfully taken powerful, new technologies from the definition and development stages into commercialization, resulting in products that not only added significant organic revenue gains and profit to G.E. but also changed the way hospitals delivered healthcare services to their patients."
    "I joined Microvision because I strongly believe that the company has a unique mission that is enabled through its disruptive technology. This technology can lead to the breakthrough commercial, medical and military applications," said Alexander Tokman, President and Chief Operating Officer. "I have been very impressed by the passion and knowledge exhibited by my colleagues at Microvision, all of whom are willing to go above and beyond to achieve the set goals. My near and mid-term priorities are to focus our cross-functional teams on driving growth and profitability of the Nomad and Flic product lines and to refine our strategic growth roadmap and business plans around rigorous operational discipline, quantitative goals and metrics."
    "Second quarter product sales were highlighted by partial delivery of Nomad ND 2500 systems to the U.S. Army under the $1.2 million contract by General Dynamics," said Rutkowski. "The remaining units were shipped early in the third quarter and are expected to be installed into an in-theater Stryker Brigade for operational feedback. We are expecting the award of an additional development contract to further enhance and refine this product toward the goal of formal qualification by the Army. We continue to develop a number of opportunities in the military market, for both combat related applications and vehicle maintenance, and we remain enthusiastic about the high growth potential in this large market.
    "Channel development for commercial sales of the Nomad 2100 Expert Technician system in automotive maintenance continues to be a primary focus. Hunter Engineering - which holds a dominant market share in wheel alignment systems - recently announced a new version of their WinAlign software to support the use of Nomad with both new and existing systems. This is a compelling application with measurable benefits, and we are working with many of Hunter's field reps to target this very large installed base of potential customers. We are also working toward finalizing a distribution agreement with another party that we believe has the potential to accelerate the Nomad system's penetration into the automotive maintenance market. In parallel, we are targeting strategic accounts and channel partners, including systems integrators and equipment suppliers to address significant growth opportunities in areas such as field service, plant maintenance and manufacturing.
    "With respect to the Flic scanner, we are focused on maximizing the productivity of our existing sales force by growing their account base of resellers and systems integrators. Our ability to support a growing variety of interfaces and our user-friendly software developers kit, we believe offer a unique opportunity for growth as a simple and affordable scanning solution for portable and handheld devices. We are working with channel partners to develop custom bar code solutions for high volume, large market enterprise opportunities and to develop "out of the box" solutions for small to medium businesses. We are building a solid sales pipeline of opportunities for the Flic scanner that we believe can provide sustainable revenue growth for the product, and prospects are good for solid growth in the current quarter.
    "We continue to make significant and measurable progress towards commercialization of several OEM products that address large markets. To this end, we recently achieved some significant milestones that advanced our progress towards design wins and commercialization.
    "We achieved our first full color images with a prototype laser scanning micro camera with a diameter of only 5 millimeters. The image provides outstanding quality (especially for this phase of development) over a 140 degree diagonal field of view. This represents a truly groundbreaking combination of resolution, depth of field and package size. We continue to optimize the camera's performance.
    "We recently developed and demonstrated a proprietary technique for direct modulation of solid state lasers. This is a major milestone that can impact our ability to provide affordable, compact, see-through display solutions in full- or multi-color. The most immediate impact for us relates to our development of in-dash, automotive head-up displays. This development in effect increases the range of potential sources for blue and green lasers, and potentially significantly reduces the development risks associated with commercialization of the MicroHUD.
    "During the first half of the year, we made highly successful deliveries of head-up display prototypes to VW Audi and a major Tier 1 sponsor of our development efforts. In July, Audi publicly announced to the German press that it planned to introduce a laser scanning head-up display in a future model year car. Given the continued success of our work with VW Audi and other partners, we remain highly encouraged at our prospects for additional development contracts leading to a potential design win.
    "In recent months we have alluded to a breakthrough in optical systems design relating to wearable displays that would virtually eliminate bulky, wide-angle projection optics from such systems to enable the delivery of a very wide field of view (well in excess of 100" diagonal screen viewed at 10 ft.) and - HD or better - resolution in a compact and affordable package. We have already seen strong interest in development and commercialization of this design from a range of prospective partners and customers in markets ranging from professional and military simulation to high volume consumer electronics categories such as electronic games and portable media players. We believe the potential for delivering this combination of image quality and immersive field of view in a compact package is absolutely unique to a scanned beam approach. We are aggressively pursuing the broadest possible protection of the intellectual property relating to this invention.
    "We are coming off the strongest revenue growth in the company's history and never before have the opportunities we have been pursuing been so far advanced. We are making steady progress in both our current product suite and in developing new product opportunities to drive future growth."

    Conference Call

    Microvision will host a conference call to discuss its second quarter of 2005 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing (866) 700-5192 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial (617) 213-8833. The conference passcode number is 29067026. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 6:30 p.m. ET August 16, 2005 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The passcode is 46573668. Also, a replay of the conference call will be available on the company's web site.

    About Microvision: www.microvision.com

    Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like "believes,""estimate," "expects," "anticipates," "target," "plans," "will", "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; risks related to Lumera's business and the market for its equity, market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.




                           Microvision, Inc.
                      Consolidated Balance Sheet
                            (In thousands)
                              (Unaudited)

                                                     June 30, Dec. 31,
                                                      2005      2004
                                                   --------- ---------

Assets

Current Assets
   Cash and cash equivalents                         $2,327    $1,268
   Investment securities, available-for-sale              -         -
   Accounts receivable, net of allowances             1,108     5,227
   Costs and estimated earnings in excess of
    billings on uncompleted contracts                 1,228       597
   Inventory                                          3,240     3,167
   Other current assets                               1,236     1,293
                                                   --------- ---------
      Total current assets                            9,139    11,552

Investment in Lumera                                  4,938    10,201
Property and equipment, net                           1,615     2,318
Restricted investments                                1,101     1,238
Restricted investment in Lumera                       2,673         -
Other assets                                            203       229
                                                   --------- ---------
     Total assets                                   $19,669   $25,538
                                                   ========= =========


Liabilities, Mandatorily Redeemable Convertible
 Preferred Stock and Shareholders' (Deficit) Equity

Current Liabilities
   Accounts payable                                  $2,111    $2,624
   Accrued liabilities                                4,328     4,538
   Allowance for estimated contract losses                -        53
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                  50     3,318
   Liability associated with common stock warrants    1,336         -
   Current portion of notes payable                   3,632         -
   Current portion of capital lease obligations          15        39
   Current portion of long-term debt                     61        77
                                                   --------- ---------
        Total current liabilities                    11,533    10,649

Notes payable, net of current portion                 2,576         -
Liability associated with embedded derivative
 feature                                              2,211         -
Capital lease obligations, net of current portion         7         9
Long-term debt, net of current portion                    -        22
Deferred rent, net of current portion                     -        21
                                                   --------- ---------
        Total liabilities                            16,327    10,701
                                                   --------- ---------

Commitments and contingencies                             -         -

Mandatorily redeemable convertible preferred stock    8,038     7,647
                                                   --------- ---------

Shareholders' (Deficit) Equity
    Common stock at par value                            21        22
    Additional paid-in capital                      196,204   196,929
    Deferred compensation                               (49)     (305)
    Subscriptions receivable from related parties         -      (166)
    Receivables from related parties, net            (1,823)   (1,823)
    Accumulated deficit                            (199,049) (187,467)
                                                   --------- ---------
      Total shareholders' (deficit) equity           (4,696)    7,190
                                                   --------- ---------
      Total liabilities, mandatorily redeemable
       convertible preferred stock
         and shareholders' (deficit) equity         $19,669   $25,538
                                                   ========= =========

                           Microvision, Inc.
                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                              (Unaudited)

                                   Three months        Six months
                                      ended              ended
                                     June 30,           June 30,
                                -------------------------------------
                                  2005     2004      2005      2004
                                -------- -------- --------- ---------


Contract revenue                 $3,682   $1,811    $7,064    $4,110
Product revenue                   1,043      587     1,643     1,262
                                -------- -------- --------- ---------
Total revenue                     4,725    2,398     8,707     5,372
                                -------- -------- --------- ---------

Cost of contract revenue          1,668    1,192     3,496     2,397
Cost of product revenue           2,217      638     3,367     1,303
                                -------- -------- --------- ---------
Total cost of revenue             3,885    1,830     6,863     3,700
                                -------- -------- --------- ---------

   Gross margin                     840      568     1,844     1,672
                                -------- -------- --------- ---------

Research and development
 expense                          2,037    3,343     3,921     7,962
Sales, marketing, general and
 administrative expense           4,516    5,191     9,051     9,764
Non-cash compensation expense       125      933       256     1,616
                                -------- -------- --------- ---------
        Total operating
         expenses                 6,678    9,467    13,228    19,342
                                -------- -------- --------- ---------

Loss from operations             (5,838)  (8,899)  (11,384)  (17,670)

Interest income                      68       79       125       181
Interest expense                   (879)     (89)   (1,070)      (97)
Gain on derivative features of
 notes payable                    1,343        -     1,058         -
Other income/expense                (12)       -        (3)        -
                                -------- -------- --------- ---------

Loss before minority interests
 and equity in
   losses of Lumera             $(5,318) $(8,909) $(11,274) $(17,586)

Minority interests in loss of
 consolidated subsidiary              -      397         -     2,384
Equity in losses of Lumera         (934)       -    (1,878)        -
Gain on sale of equity method
 investment                       1,570        -     1,570         -
                                -------- -------- --------- ---------
Net loss                        $(4,682) $(8,512) $(11,582) $(15,202)

Less:  Stated dividend on
 mandatorily redeemable
   convertible preferred stock      (88)       -      (174)        -
     Accretion to par value        (198)       -      (391)        -
                                -------- -------- --------- ---------

Net loss available for common
 shareholders                   $(4,968) $(8,512) $(12,147) $(15,202)
                                ======== ======== ========= =========

Net loss per share before non-
 cash compensation expense       $(0.22)  $(0.36)   $(0.56)   $(0.63)
Non-cash compensation expense     (0.01)   (0.04)    (0.01)    (0.08)
                                -------- -------- --------- ---------
Net loss per share - basic and
 diluted                         $(0.23)  $(0.40)   $(0.57)   $(0.71)
                                ======== ======== ========= =========

Weighted-average shares
 outstanding -
   basic and diluted             21,481   21,497    21,488    21,478
                                ======== ======== ========= =========


    CONTACT: Microvision, Inc.
             Brian Heagler (investors), 425-415-6794
             Matt Nichols (media), 425-415-6657